Exhibit 99.1

Media Relations Contact:

Tim McIntyre

734-930-3563

Tim.McIntyre@dominos.com

Domino’s® Names Patricia Lopez and Corie Barry to Board of Directors

ANN ARBOR, Mich., July 20, 2018 – Domino’s Pizza (NYSE: DPZ), the largest pizza company in the world based on global retail sales, has named Ms. Patricia E. Lopez and Ms. Corie S. Barry to the Board, effective at the company board meeting July 18.

“We are pleased and proud to welcome these two accomplished new members to the Domino’s Board of Directors,” said David A. Brandon, Domino’s Chairman. “After a thorough and thoughtful search process, we are confident that Corie and Patricia will bring outstanding experience and valuable insights to our board. We welcome them and look forward to the contributions they will make as we work with our outstanding management team to drive continued growth and success for the company and its shareholders.”

Lopez currently serves as Chief Executive Officer and is on the Board of Directors of High Ridge Brands Co., a portfolio company of Clayton, Dubilier & Rice and one of the largest independent branded personal care companies in the United States by unit volume, a position she has held since July 2017. Prior to joining High Ridge Brands, Lopez was a senior vice president of Estée Lauder from 2015 to 2017, a senior vice president of Avon Products, Inc. from 2012 to 2015 and held various general manager and global strategy roles at The Procter & Gamble Co. from 1983 to 2012, most recently serving as its vice president and general manager overseeing its Eastern Europe business.

“I am delighted to join such an iconic global brand,” Lopez said. “Domino’s impressive business trajectory fueled by its world class organization is bar none. I feel fortunate to contribute to such an outstanding company.”

Barry currently serves as Executive Vice President and Chief Financial Officer of Best Buy Co., Inc., a specialty retailer of consumer electronics, personal computers, entertainment software and appliances, a position she has held since 2016. Barry joined Best Buy in 1999 and has held a variety of financial and operational roles within the company. Prior to Best Buy, Barry worked at Deloitte & Touche from 1997 to 1999.

“I’m thrilled with the opportunity to join the board of a company that has both changed how food is delivered and built a brand that is recognized across the globe,” Barry said. “I have watched Domino’s transformation from afar as both a parent who wants an easy, fast and great dinner option and as a businessperson and what has been accomplished here is spectacular.”

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on global retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of over 15,100 stores in over 85 markets. Domino’s had global retail sales of over $12.2 billion in 2017, with more than $5.9 billion in the U.S. and more than $6.3 billion internationally. In the second quarter of 2018, Domino’s had global retail sales of nearly $3.1 billion, with nearly $1.5 billion in the U.S. and nearly $1.6 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the second quarter of 2018. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2017 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 60% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery with Ford Motor Company – and in April 2018, launched Domino’s HotSpots™, featuring over 200,000 non-traditional delivery locations including parks, beaches, local landmarks and other unique gathering spots.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.